UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 18, 2012

AOL INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34419	20-4268793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

212-652-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On September 19, 2012, AOL Inc., a Delaware corporation (the “Company”), announced that its Board of Directors (the “Board”) elected Hugh Johnston to the Board effective September 19, 2012. Mr. Johnston has also been appointed to the Audit and Finance Committee of the Board. In connection with Mr. Johnston’s election to the Board, Mr. Johnston will receive compensation from the Company pursuant to the Company’s annual compensation arrangements for non-employee directors, including a (i) cash retainer of $100,000, payable in quarterly installments, and pro-rated for services to be rendered during 2012 and (ii) grant of restricted stock units under the 2010 AOL Inc. Stock Incentive Plan, as amended and restated (the “SIP”), valued at $150,000 and pro-rated for services to be rendered through the Company’s 2013 Annual Meeting of Stockholders.

Appointment of Chief Financial Officer

On September 19, 2012, the Company announced that it appointed Karen Dykstra as its new Chief Financial Officer effective September 19, 2012. In connection with the Company’s appointment of Ms. Dykstra as its Chief Financial Officer, on September 18, 2012, Ms. Dykstra notified the Company of her decision to resign from the Board effective immediately following the commencement of her employment as Chief Financial Officer. Ms. Dykstra also served as the Chairperson of the Audit and Finance Committee of the Board and as a member of the Transactions Committee of the Board. Fred Reynolds has been appointed as Chairman of the Audit and Finance Committee effective immediately.

Ms. Dykstra, age 53, is a former partner at Plainfield Asset Management LLC and was Chief Operating Officer and Chief Financial Officer of Plainfield Direct Inc. from 2006 until her retirement in 2010. Plainfield Asset Management LLC managed investment capital for institutions and high net worth individuals in the United States and abroad. Plainfield Direct Inc., a direct lending and investment business of Plainfield Asset Management, was known as Plainfield Direct LLC. Prior to joining Plainfield, Ms. Dykstra was the Chief Financial Officer of Automatic Data Processing, Inc., a company that provides business outsourcing solutions, from 2003 to 2006. Ms. Dykstra serves on the boards of directors of Gartner, Inc. and Crane Co.

Employment Agreement of the Chief Financial Officer

In connection with Ms. Dykstra’s appointment as the Company’s Chief Financial Officer, on September 18, 2012, the Compensation Committee (the “Committee”) of the Board approved a new employment agreement dated as of September 19, 2012 (the “Agreement”) between the Company and Ms. Dykstra. The Agreement provides for Ms. Dykstra to serve as the Company’s Executive Vice President and Chief Financial Officer through September 18, 2016 (the “Term Date”). If at the Term Date, Ms. Dykstra’s employment has not been terminated previously and Ms. Dykstra and the Company have not agreed to an extension or renewal of the Agreement or to the terms of a new employment agreement, Ms. Dykstra’s employment term shall continue on a month-to-month basis subject to termination by either party on 30 days’ written notice. The Agreement provides for an annual base salary of $700,000 and target annual incentive bonus opportunity of 100% of her base salary. The Agreement substantially conforms to the material terms established by the Company with respect to all of its executive officers.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement.

Awards to Chief Financial Officer

On September 18, 2012, the Committee approved the grant of the following awards to Ms. Dykstra on the Company’s next scheduled equity grant date:

•

A non-qualified option to purchase shares of Company common stock with an aggregate grant date value of $583,333 at an exercise price equal to the fair market value of a share of Company common stock on the grant date. The option will have a ten-year term and, subject to continued employment with the Company, the shares subject to the option will vest over a four-year period. One quarter of the shares subject to the option will vest and become exercisable on the first anniversary of the grant date and the remaining shares subject to the option will vest and become exercisable monthly thereafter.

•

Restricted stock units with an aggregate grant date value of $583,333 equal to the fair market value of a share of Company common stock on the grant date. Subject to continued employment with the Company, the restricted stock units will vest over a four-year period. One half of the restricted stock units will vest on the second anniversary of the grant date, one quarter of the restricted stock units will vest on the third anniversary of the grant date and the remaining one quarter of the restricted stock units will vest on the fourth anniversary of the grant date.

•

An award of performance units settled in shares of Company common stock conditioned upon the achievement of the Company’s three-year relative total shareholder return during a performance period from January 1, 2012 until December 31, 2014. The target number of performance units subject to the award will have a value equal to $583,333 based on the fair market value of the Company’s common stock on the grant date.

In approving the Agreement and the awards, the Committee reviewed peer group and salary survey data and consulted with its independent compensation consultant. The foregoing description of the awards to Ms. Dykstra does not purport to be complete and is qualified in its entirety to the award agreements and the SIP with respect to such awards.

Resignation of Acting Chief Financial Officer

On September 19, 2012, Arthur Minson resigned as the Company’s Acting Chief Financial Officer effective September 19, 2012. Mr. Minson will continue to serve in his capacity as the Company’s Chief Operating Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOL INC.

By:	/s/ Julie Jacobs
Name:	Julie Jacobs
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: September 19, 2012

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